Exhibit 99.1
Dawson Geophysical Company Deploys Fifteenth Crew
MIDLAND, Texas, Sept. 5 /PRNewswire-First Call/ — Dawson Geophysical Company (Nasdaq: DWSN) today announced that it has completed the deployment of an additional data acquisition crew, the Company’s fifteenth crew. The new crew was deployed with a 5,000 channel Aram recording system.
About Dawson Geophysical
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward Looking Statement
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2006. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
SOURCE Dawson Geophysical Company
     L. Decker Dawson, Chairman, or Stephen C. Jumper, CEO and President, or Christina W. Hagan, Chief Financial Officer, all of Dawson Geophysical Company, +1-800-332-9766
http://www.dawson3d.com
Midland, Texas • 432-684-3000 • Houston, Texas 713-917-6772 • Denver, Colorado 303-409-7787 •
Oklahoma City, Oklahoma • 405-848-7512
www.dawson3d.com • 800-D-DAWSON
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